Exhibit 10.1

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
AMENDED AND RESTATED 2017 EXECUTIVE INCENTIVE PLAN

Amended and Restated on: November 15, 2017

The following Amended and Restated 2017 Executive Incentive Plan (the “Plan”) was established by Alpha and Omega Semiconductor Limited (the “Company”) for the calendar year ending December 31, 2017.

Participants

Executive officers and certain vice presidents of the Company.

Incentive Awards

Participants are eligible to receive incentive awards based on the level of attainment of pre-specified corporate performance goals as established and approved by the Company’s compensation committee. Up to 50% of each such award may be payable in the common shares of the Company, $0.002 par value per share (“Common Shares”), with the remainder to be paid in cash. The number of shares will be based on the closing price per Common Share on the date the amount of the earned award is determined.

Performance Goals

The corporate performance goals for incentive awards for calendar year 2017 are based on revenue and GAAP operating income. The amount of an incentive award earned is based on the level of attainment of a range of revenue and GAAP operating income for the year. A specified minimum amount of each of the revenue and GAAP operating income goals must be achieved before payment of an award under the Plan. The actual aggregate amount of the award earned by a participant for the calendar year will range from $0 to the maximum amount established for such participant (as set forth below) depending on the level of attainment of the performance goals.

Target Incentive Awards

The target incentive awards for each participant for the calendar year 2017, as a percentage of such participant's base salary, are as follows:

Name	Title	Minimum Award	Target Award	Maximum Award
Mike F. Chang	Chief Executive Officer	20%	100%	220%
Yifan Liang	Chief Financial Officer and Corporate Secretary	12%	60%	132%
Yueh-Se Ho	Chief Operating Officer	12%	60%	132%
Daniel Chang	Senior Vice President of Marketing	12%	60%	132%

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